EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 28, 2017

To the Benefits Administration Committee

BMO Harris Bank N.A.

We hereby consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated June 28, 2017 included in this Annual Report on Form 11-K of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris as of, and for the year ended, December 31, 2016, relating to the statements of net assets available for plan benefits as of December 31, 2016 and 2015, the statements of changes in net assets available for plan benefits for the years then ended, and the schedule of assets (held at end of year) as of December 31, 2016.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

Chicago, Illinois